UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) In accordance with the policies and principles in its charter, the Nominating and Corporate Governance Committee (Committee) of the Board of Directors (Board) of Stratus Properties Inc. (Stratus) is responsible for, among other things, monitoring the composition of the Board and its committees, and identifying and recommending potential director nominees to the Board for its approval. In evaluating nominees for membership on the Board, the Committee applies the board membership criteria set forth in Stratus’ Corporate Governance Guidelines. Under these criteria, the Committee takes into account many factors, including personal and professional integrity, general understanding of Stratus’ industry, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the Board and with senior management. In selecting nominees, the Committee seeks to have a Board that represents a diverse range of perspectives and experience relevant to Stratus. The Committee also evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full Board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas.

Beginning in early November 2015, the Committee held several special meetings to discuss the composition and size of the Board, including potential director candidates. On December 10, 2015, upon the recommendation of the Committee, the Board of Stratus expanded the size of the Board from four to six members and appointed each of James E. Joseph and John G. Wenker to serve as a director of Stratus. As a Class I director, Mr. Joseph will serve until Stratus’ 2017 annual meeting of stockholders or until his successor is duly elected and qualified. As a Class II director, Mr. Wenker will serve until Stratus’ 2018 annual meeting of stockholders or until his successor is duly elected and qualified.

There is no arrangement or understanding between Messrs. Joseph or Wenker and any other person pursuant to which either was selected as a director. Except as described below, there are no transactions that would be reportable under Item 404(a) of Regulation S-K.

Mr. Wenker currently serves as Managing Director, Head of Real Assets for Nuveen Asset Management, LLC (Nuveen) and as Vice President of Diversified Real Asset Income Fund (DRAIF). As of December 10, 2015, Stratus had $14.5 million outstanding under three unsecured term loans with DRAIF, which included an $8.0 million loan that matures on December 31, 2016, and a $3.5 million loan and a $3.0 million loan, both of which mature on December 31, 2015 (collectively, the DRAIF loans). In addition, as of December 10, 2015, Stratus had a $3.8 million term loan with Nuveen relating to Stratus’ Magnolia HEB project, which matures in 2016 (the Nuveen loan). The DRAIF loans have an interest rate of 7.25% per annum and the Nuveen loan has an interest rate of 7.00% per annum.

The Board now consists of six directors, five of whom are independent. The Board has not determined at this time the Board committees, if any, to which the new directors will be appointed.

Messrs. Joseph and Wenker will be eligible to receive the same compensation as Stratus’ other non-employee directors as described under “Director Compensation” in Stratus’ Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2015.

Stratus issued a press release announcing the appointment of each of Messrs. Joseph and Wenker to the Board, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
----------------------------------------
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)
Date: December 11, 2015

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

99.1	Press Release dated December 11, 2015, titled “Stratus Properties Inc. Announces Appointment of Two New Members to its Board of Directors.”